EXHIBIT 8

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is entered into as of November 13, 2009, by and among Conseco, Inc., a Delaware corporation (the “Company”), and Paulson & Co. Inc., a Delaware corporation on behalf of the several investment funds and accounts managed by it (the “Stockholder”) and any other Investors agreeing in writing to be bound by the terms of this Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to the Stock Purchase Agreement, dated as of October 13, 2009 (the “Purchase Agreement”), by and among the Company and the Stockholder, the Company issued to the Stockholder shares of Common Stock (as defined below) and Warrants (as defined below);

WHEREAS, as a result of and immediately following the consummation of the transactions contemplated by the Purchase Agreement, the Stockholder owns 16,400,000 Shares (as defined below) and Warrants (as defined below) to purchase 5,000,000 shares of Common Stock; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, each of the Company and the Stockholder desire to enter into this Agreement to set forth certain rights and obligations of the Company and the Stockholder with respect to the ownership by the Stockholder of the Company’s securities and certain other matters, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1  Certain Defined Terms. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“5% Shareholder” shall mean a Person or group of Persons that is a “5-percent shareholder” of the Company pursuant to Treasury Regulation § 1.382-2T(g).

“Additional Effective Date” shall have the meaning set forth in Sections 3.1(c) and 3.2(b).

“Additional Filing Date” shall have the meanings set forth in Sections 3.1(c) and 3.2(b).

“Adjusted Ownership” means, with respect to any Person a percentage determined by dividing (a) the sum of (i) the number of issued and outstanding Voting Securities of the Company owned by such person and (ii) the number of Voting Securities issuable upon the conversion or exercise of any Equity Securities of the Company owned by such person, by (b) the sum of (i) the number of issued and outstanding Voting Securities of the Company in the aggregate and (ii) the number of Voting Securities issuable upon the conversion or exercise of any Equity Securities of the Company owned by such person, then multiplying such quotient by 100%.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person.

“Affiliated Assignee” shall have the meaning set forth in Section 8.9.

“Assignment Period” shall have the meaning set forth in Section 3.1(d).

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of either Common Stock or other Voting Securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any options, rights or other securities.

“Black Out Period” shall have the meanings set forth in Sections 3.3(a)(i) and (ii).

“Business Day” means any day other than a day on which banks are required or authorized by law to be closed in the State of New York or the State of Indiana.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person and, with respect to the Company, includes any and all shares of Common Stock, preferred stock and any other equity interests of the Company.

“Claims” shall have the meaning set forth in Section 4.4(a).

“Closing” has the meaning assigned to such term in the Purchase Agreement.

“Closing Date” has the meaning assigned to such term in the Purchase Agreement.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

“Company Affiliate” refers to any Investor during and for the three months following such time such Investor (i) holds in excess of 10% of the Voting Securities of the Company or (ii) has a material relationship with any director of the Company.

“Company Board” means the Board of Directors of the Company.

“Company Non-Affiliate” means any Investor other than a Company Affiliate.

“Company Offering” means any public offering of securities of the Company, in whole or in part, by the Company (other than pursuant to Form S-8 or Form S-4).

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement dated as of August 27, 2009, by and between the Stockholder and the Company.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Securities” means Common Stock and any securities convertible into or exercisable or exchangeable for Common Stock, other than securities that are (A) Indebtedness issued in connection with the Company Refinancing (as such terms are defined in the Purchase Agreement), (B) the Warrants, (C) issued by the Company pursuant to any employment contract, employee or benefit plan, stock purchase plan, stock ownership plan, stock option or equity compensation plan or other similar plan where stock is being issued or offered to a trust, other entity to or for the benefit of any employees, potential employees, consultants, officers or director of the Company, (D) issued by the Company in connection with a business combination or other merger, acquisition or disposition transaction, (E) issued with reference to the common stock of a Subsidiary (i.e., a carve-out transaction), (F) issued as a dividend or in connection with a dividend investment or stockholder purchase plan or (G) issued in exchange for, or upon exercise or conversion of, (i) currently outstanding securities or (ii) securities issued hereafter that are securities described in clauses (A) through (F) above.

“Demand Limitation” shall have the meaning set forth in Section 3.2.

“Demand Notice” shall have the meaning set forth in Section 3.2.

“Designated Securities” shall have the meaning set forth in Section 5.2.

“Effective Date” shall have the meaning set forth in Section 3.1(c).

“Equity Securities” means with respect to the Company, any and all shares of Capital Stock of the Company or securities of the Company, options or other rights convertible into, or exchangeable or exercisable for, such shares.

“Excess Shares” shall have the meaning set forth in Section 7.1(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Filing Date” shall have the meaning set forth in Section 3.1(c).

“Holdback Period” shall have the meaning set forth in Section 4.6.

“incur” or “incurrence” means to incur, create, assume, guarantee or otherwise become directly or indirectly liable with respect to.

“Indemnified Parties” shall have the meaning set forth in Section 4.4(a).

“Initial Effective Date” shall have the meaning set forth in Section 3.1(a)(ii).

“Initial Filing Date” shall have the meaning set forth in Section 3.1(a)(i).

“Investor” means any of the Stockholder Parties and the Unaffiliated Assignees.

“Investor Representative” means the Stockholder or its Affiliated designee, or, on or after such date as the Stockholder Parties hold less than 50% of the Registrable Securities outstanding (determined based on the Registrable Securities Purchase Price of the Registrable Securities then held by the Stockholder Parties as a percentage of the aggregate Registrable Securities Purchase Price applicable to all Registrable Securities then outstanding) for a 90 consecutive day period, the Investor or group of Affiliated Investors who hold the largest single block of Registrable Securities.

“Liquidated Damages” shall have the meaning set forth in Section 3.3(d)(i).

“Lock-Up Period” means the period commencing on the Closing Date and ending on the date that is the earlier of (a) 90 days after the closing of the Public Offering (as defined in the Purchase Agreement) and (b) six months after the Closing Date.

“NYSE” means The New York Stock Exchange, Inc.

“Percentage Interest” means, as of any date, the percentage equal to (i) the aggregate number of Shares beneficially owned or otherwise held by the Stockholder Parties as of such date, divided by (ii) the total number of outstanding shares of Company Common Stock as of such date.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group (as such term is defined in Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing.

“Permitted Assignee” shall have the meaning set forth in Section 8.9.

“Plan of Distribution” shall have the meaning set forth in Section 3.1(a)(i).

“Private Placement” shall have the meaning set forth in Section 5.3(b).

“Public Offering” has the meaning attributed thereto in the Purchase Agreement.

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Qualified Offering” shall have the meaning set forth in Section 5.1.

“Registrable Securities” means any Shares and Warrants issued to the Stockholder pursuant to the Purchase Agreement or subsequently issued with respect thereto (including, without limitation, upon exercise of the Warrants), any convertible Indebtedness issued in connection with the Company Refinancing and any other shares of Common Stock now owned or hereafter acquired by the Stockholder (including shares issued upon conversion, exercise, or otherwise in respect of any Equity Securities), other than (i) shares of Common Stock subject to registration or registration rights pursuant to any past, present or future obligation of the Company under any other Agreement (other than shares of Common Stock issued upon conversion of convertible Indebtedness acquired by Stockholder in the Company Refinancing), and (ii) in the case of any Permitted Assignee hereunder, shares of Common Stock acquired by such Permitted Assignee that were not (or, if issuable upon conversion or exercise of any Equity Securities of the Company, would not have been if so converted by the prior holder) Registrable Securities immediately prior to the acquisition of such shares of Common Stock or Equity Securities convertible thereinto. As to any particular Registrable Securities, once issued, such Registrable Securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale by the Investor of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been distributed to the public pursuant to Rule 144 (or any successor provision), (iii) such securities are eligible to be a sold by the holder thereof pursuant to Rule 144 without restriction or limitation thereunder on volume or manner of sale (other than restrictions imposed hereunder) in the reasonable opinion of counsel to the Company; (iv) such securities are sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities; or (v) such securities shall have ceased to be outstanding. For purposes of this Agreement, any required calculation of the amount of, or percentage of, Registrable Securities shall be based on the number of Shares or other shares of Common Stock which are Registrable Securities.

“Registrable Securities Purchase Price” means, with respect to any Registrable Security, the purchase price actually paid by the Investor holding such Registrable Security (or, if such Registrable Security was acquired upon exercise or conversion of other Equity Securities, the exercise price or conversion price thereof), in all cases subject to adjustment for any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination. Notwithstanding the foregoing, the Registrable Securities Purchase Price for (i) the Shares shall be $4.29 per Share and (ii) the Warrants shall be $1.50 per share of common stock issuable upon exercise of the Warrants, in all cases subject to adjustment for any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

“Registration Default” shall have the meaning set forth in Section 3.1(d).

“Registration Expenses” means any and all expenses incident to performance of or compliance with Articles III, IV and V of this Agreement, including (i) all SEC and NYSE or other securities exchange registration and filing fees, (ii) all fees and expenses of complying with securities or blue sky laws (including the reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) all fees and expenses incurred in connection with the listing of the Registrable Securities on the NYSE or any other securities exchange pursuant to this Agreement and all rating agency fees, (v) the fees and disbursements of counsel for the Company and of the Company’s independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance, (vi) the reasonable fees and disbursements of counsel, (vii) any reasonable fees and disbursements of underwriters and their counsel customarily paid by the issuers or sellers of securities (including, without limitation, fees and expenses related to filings with the Financial Industry Regulatory Authority, Inc.), and the reasonable fees and expenses of special experts retained in connection with the requested registration, but excluding underwriting discounts and commissions and transfer taxes, if any, and (viii) all expenses incurred in connection with any road shows (including the reasonable out-of-pocket expenses of the holder of the applicable Registrable Securities).

“Registration Statement” means any registration statement of the Company under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement. For the avoidance of doubt, the definition of “Registration Statement” includes any Shelf Registration.

“Response Period” shall have the meaning set forth in Section 3.2.

“Rule 144” means Rule 144 (or any successor provision) under the Securities Act.

“Scheduled Earnings Blackouts” shall have the meaning set forth in Section 3.3(a)(ii).

“SEC” means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act and other federal securities laws.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sell-Down” shall have the meaning set forth in Section 5.5.

“Shares” shall mean (a) the Shares acquired by the Stockholder pursuant to the Purchase Agreement, (b) any Common Stock issued to any Investor in connection with the exercise of the Warrants, and any securities issued in respect of (a) or (b), or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

“Shelf Registration” shall have the meaning set forth in Section 3.1(a)(i).

“Stockholder Party” means any of the Stockholder and the Affiliated Assignees.

“Subsidiary” means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner and, with respect to the Company.

“Suspension Notice” shall have the meaning set forth in Section 3.3(a).

“Transaction Agreements” shall mean the Confidentiality Agreement and the Purchase Agreement.

“Transfer” shall mean, with respect to any security or instrument, any voluntary or involuntary attempt to, directly or indirectly, offer, sell, assign, transfer, grant a participation in, pledge, hypothecate or otherwise encumber or dispose of, including, without limitation, by way of entry into any swap or other agreement or transaction that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such security or instrument, or the consummation of any such transactions.

“Unaffiliated Assignee” shall have the meaning set forth in Section 8.9.

“Underwriter Cutback” shall have the meaning set forth in Section 3.2.

“Underwritten Offering” shall have the meaning set forth in Section 3.2.

“Voting Securities” means, at any time, shares of any class of Equity Securities which are then entitled to vote generally in the election of Directors.

“Voting Threshold” means, at any time and with respect to any matter upon which holders of any class or series of Capital Stock of the Company are then entitled to vote or consent, 19.9% of the aggregate voting power of all Capital Stock so entitled. If approval of such matter requires the separate vote or consent of any class(es) or series of Capital Stock of the Company, the “Voting Threshold” will be determined in respect of, and by reference to, the aggregate voting power of all class(es) or series of Capital Stock entitled to vote in each such vote or consent.

“Warrants” shall mean the warrants to acquire an aggregate 5,000,000 shares of Common Stock purchased by the Stockholder pursuant to the Purchase Agreement.

“Withheld Shares” shall have the meaning set forth in Section 7.1(b).

SECTION 1.2     Other Definitional Provisions. (a) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(b)        The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

RESTRICTIONS ON TRANSFER

SECTION 2.1     Transfer of the Shares. No Investor shall Transfer any Shares or Warrants without the Company’s written consent except (i) any Transfer by a Stockholder Party to any Affiliate of the Stockholder who agrees to be bound by all of the provisions of this Agreement as a Stockholder Party (subject to Section 8.9), which Affiliate of the Stockholder will then be a Stockholder Party entitled to further transfer as a Stockholder Party hereunder to Affiliates of the Stockholder in accordance with the terms hereof, or (ii) (x) upon the expiration of the Lock-Up Period, (y) pursuant to a Transfer described in Section 2.3(b) or (z) in the event of a Sell-Down and, in the case of clauses (x), (y) and (z):

(a)	pursuant to an effective registration statement under the Securities Act;
(b)	pursuant to Rule 144; or

(c)        upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company that such Transfer is exempt from registration under the Securities Act and applicable state laws.

SECTION 2.2     Restrictive Legends. Each of the Investors hereby acknowledges and agrees that, during the term of this Agreement, each of the certificates or book-entry confirmations representing Shares or Warrants shall be subject to stop transfer instructions and shall include the applicable portion(s) of the legends set forth below:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR CONFIRMATION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF (“TRANSFERRED”) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any Shares, Warrants or Common Stock issuable upon exercise of the Warrants or upon conversion of convertible Indebtedness acquired by Stockholder in the Company Refinancing (i) are no longer subject to the transfer restrictions set forth in this Agreement, (ii) are Transferred in a transaction registered under the Act, (iii) are Transferred in a transaction exempt from the registration requirements of the Act, and upon delivery to the Company of such documents as it may reasonably request with respect to such exemption, (iv) upon an Investor’s request and receipt by the Company and its transfer agent of an opinion of Investor’s counsel reasonably satisfactory to the Company and its transfer agent to the effect that a “private placement” legend is no longer required under the Act and applicable state laws or (v) upon an Investor’s request and receipt by the Company and its transfer agent of the certificate attached hereto as Exhibit A certifying that such shares of Common Stock are eligible for resale without limitation under Rule 144 (other than Company information requirements of Rule 144(c)), the Company shall promptly issue new certificates or book-entry confirmations representing such Shares or Warrants, at the expense of the Company. The Company shall cause its counsel to issue a legal opinion, if required (or requested by the Company’s transfer agent), to effect the removal of such legend or notation, as applicable, in accordance with this Section 2.2.

SECTION 2.3     Restriction on Certain Transactions. (a) From and after the date hereof, each Investor hereby covenants and agrees that it shall not, without the prior written consent of the Company, Transfer any of the Shares to any person if such Transfer, taken together with any other Transfers of shares of Common Stock by the Investor to the same person or any of its Affiliates at any time, would, to the knowledge of the Investor, cause such Person and its Affiliates to become a 5% Shareholder. Notwithstanding this Section 2.3, nothing shall prevent any Stockholder Party from making a Transfer in violation of Section 2.3 under the following circumstances:

(a)        Transfers with the consent of the Company Board (such consent not to be withheld unless the Company Board determines in good faith that such Transfer will jeopardize or endanger the availability to the Company of its net operating loss carryforwards to be used to offset its taxable income in such year or future years and the basis for such determination is provided in writing to the applicable Stockholder Party) to any Stockholder Party if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and provided that, in conjunction therewith, the transferee makes to the Company, at and as of the date of such transfer, each of the representations and warranties contained in Sections 4.1, 4.2 and 4.7 of the Purchase Agreement as if such assignee were “Purchaser” therein;

(b)        Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control involving the Company or any Subsidiary of the Company so long as (i) such transaction has been approved by the Company Board or (ii) none of the Stockholder Parties (x) is a member of the group (as such term is defined in Section 13(d)(3) of the Exchange Act) conducting such transaction or (y) has taken any actions otherwise prohibited pursuant to Section 6.2 hereunder in connection with such transaction; and

(c)        Transfers in connection with the sale of shares in a widely-distributed Underwritten Offering.

SECTION 2.4     Transfers Not In Compliance. A purported or attempted Transfer of Shares or Warrants by an Investor, and any purported assignment of Investor’s rights and obligations hereunder, that does not comply with Section 2.1, Section 2.2, Section 2.3 and Section 8.9 shall be void ab initio and the purported transferee or successor by operation of law shall not be deemed to be a stockholder or warrantholder of the Company for any purpose and shall not be entitled to any of the rights of (i) in the case of a Transfer of Shares, a stockholder, including, without limitation, the right to vote any Shares entitled to vote or to receive a certificate or certificates for the Shares or any dividends or other distributions on or with respect to the Shares or (ii) in the case of a Transfer of Warrants, a warrantholder, including, without limitation, the right to exercise such Warrants or to receive shares of Common Stock in respect thereof.

ARTICLE III

REGISTRATION RIGHTS WITH RESPECT TO

THE REGISTRABLE SECURITIES

SECTION 3.1	Shelf Registration Statement Matters.
(a)	Shelf Registration Statement. Subject to Section 3.3, the Company shall:

(i)        on or prior to the 60th day after the Closing (the “Initial Filing Date”), prepare and file with the SEC a “shelf” Registration Statement covering the resale of 100% of the Registrable Securities (a “Shelf Registration”) on such Initial Filing Date for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any successor provisions), which Shelf Registration shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on Form S-1 or another reasonably appropriate form) and shall contain substantially the “Plan of Distribution” attached hereto as Annex A;

(ii)        use reasonable best efforts to cause the Shelf Registration to become effective as soon as practicable after such filing, but in no event later than the 120th day after the Closing (the “Initial Effective Date”); provided, however, that in the event the Company is notified by the SEC that the Shelf Registration will not be reviewed or is no longer subject to further review and comments, the Initial Effective Date shall be the fifth Business Day following the date on which the Company is so notified if such date precedes the date otherwise required above;

(iii)       use reasonable best efforts to maintain continuously in effect, supplement and amend, if necessary, the Shelf Registration, as required by the instructions applicable to such registration form or by the Securities Act, until there are no remaining Registrable Securities;

(iv)       furnish, upon request, to the holders of the Registrable Securities to which the Shelf Registration relates copies of any supplement or amendment to such Shelf Registration prior to such supplement or amendment being used and/or filed with the SEC; and

(v)        pay all Registration Expenses in connection with the Shelf Registration, whether or not it becomes effective, and whether all, some or none of the Registrable Securities to which it relates are sold pursuant to it.

(b)        Effective Shelf Registration Statement. (i) If at any time, the Shelf Registration ceases to be effective, the Company shall, subject to Section 3.3, file, not later than 30 days after such prior Shelf Registration ceased to be Effective (a “New Filing Date”), and use its reasonable best efforts to cause to become effective a new Shelf Registration as soon as practicable, but not later than the 90th day after such New Filing Date (a “New Effective Date”); provided, however, that in the event the Company is notified by the SEC that the Shelf Registration will not be reviewed or is no longer subject to further review or comments, the New Effective Date shall be the fifth Business Day following the date on which the Company is so notified if such date precedes the date otherwise required above.

(ii)        If, after any Shelf Registration has become effective, it is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or authority, the Company shall use its reasonable best efforts to prevent the issuance of any stop order suspending the effectiveness of the Shelf Registration or of any order preventing or suspending the use of any prospectus and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment, but not later than the 90th day after such order is issued (a “Withdrawal Date”).

(c)        Additional Registrable Securities. At any time that the Company knows that the number of Registrable Securities at such time exceeds 115% of the number of shares of Common Stock then registered on all Registration Statements applicable to the Registrable Securities, the Company shall, subject to Section 3.3, use its reasonable best efforts to amend any existing Registration Statement, or to file an additional Registration Statement, to register for resale by the Holders of not less than 100% of the Registrable Securities as soon as reasonably practicable, but not later than the 30th day after the Company first knows of such circumstance (an “Additional Filing Date” and together with the Initial Filing Date, the New Filing Date, a “Filing Date”), and shall use its reasonable best efforts to cause such amendment or additional Registration Statement to be declared effective, as soon as practicable, but not later than the 60th day after the Additional Filing Date (an “Additional Effective Date” and together with the Initial Effective Date and the New Effective Date and the Withdrawal Date, an “Effective Date”); provided, however that in the event the Company is notified by the SEC that such additional Registration Statement will not be reviewed or is no longer subject to further review and comments, such Additional Effective Date as to such Registration Statement shall be the fifth Business Day following the date on which the Company is so notified if such date precedes the date otherwise required above.

(d)        Delay Payments. (i) The Company and each Investor each agree that the Investor will suffer damages, and it would not be feasible to ascertain the extent of such damages with precision, if the Company fails to fulfill its obligations under Article III hereof. Subject in all cases to Section 3.3 (including any applicable Blackout Period imposed in accordance therewith) and Section 4.6 (including any Holdback Period imposed in accordance therewith, whether such period is pursuant to the agreement set forth in Section 4.6 or a separate agreement with the underwriters of any Company Offering or Underwritten Offering), if (A) a Registration Statement is not filed on or prior to any Filing Date applicable thereto, (B) a Registration Statement is not declared effective by the SEC or any order of a governmental authority preventing or suspending the use of any prospectus is not lifted prior to any Effective Date applicable thereto, (C) the Company fails to file with the SEC a request for acceleration of effectiveness in accordance with Rule 461 promulgated under the Securities Act, within five Business Days after the date that the Company is notified in writing by the SEC that a Registration Statement will not be “reviewed,” or is not subject to further review, (D) after the Effective Date, the Shares are not listed on the NYSE, (E) after the Effective Date, a Registration Statement required to be effective hereunder ceases for any reason to remain effective (without being succeeded immediately by a replacement Registration Statement filed and declared effective) or usable (excluding during the Lock-Up Period, and excluding as a result of a post-effective amendment thereto that is required by applicable law in order to cause a Permitted Assignee hereunder to be named as a selling securityholder therein, provided that such post-effective amendment is filed by the Company within 10 Business Days after the Company receiving notice from any Investor that such post-effective amendment is required (any such 10 Business Day period, an “Assignment Period”) for the resale of Registrable Securities, or the Investors are otherwise unable to effect the resale of any Registrable Securities hereunder as a result of a breach by the Company of its obligations hereunder, in each case for such period of time (excluding the duration of any Black Out Period applicable to such Registrable Securities, any Holdback Period, any Assignment Period or the Lock-up Period) as to any Registrable Securities for which any Registration Statement is then required to be effective hereunder (each of the events referred to in clauses (A) through (E), a “Registration Default”) the Company shall pay to any Investor holding any Registrable Securities not eligible for resale as a result of such Registration Default, for the duration of such Registration Default as it applies to such Registrable Securities held by such Investor:

(1)           if such Investor is a Company Affiliate, an amount (the “Affiliate Liquidated Damages”) equal to (i) one-half of one percent (0.5%) per year of the Registrable Securities Purchase Price applicable to such Registrable Securities for the period up to and including the 70th day in any 360 consecutive-day period during which a Registration Default has occurred and is continuing, payable in cash on each January 1 and July 1 and calculated on the basis of a 360 calendar-day year consisting of twelve 30 calendar-day months, and (ii) one percent (1.0%) per 30 days of the Registrable Securities Purchase Price applicable to such Registrable Securities for the period exceeding the 70th day in any 360 consecutive-day period during which a Registration Default has occurred and is continuing, payable in cash on the second business day of each calendar month in respect of payments accruing through the last day of the preceding calendar month, with late payments accruing interest at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law), compounding on each payment date; or

(2)           If such Investor is a Company Non-Affiliate, an amount equal to one percent (1.0%) per 30 days of the Registrable Securities Purchase Price applicable to such Registrable Securities, payable in cash on the second business day of each calendar month in respect of payments accruing through the last day of the preceding calendar month, with late payments accruing interest at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law), compounding on each payment date (the payments described in clauses (1) and (2) of this Section 3.3(d)(i), the “Liquidated Damages”)

(ii)        Notwithstanding anything to the contrary herein, in no event shall the Company be liable for Liquidated Damages in excess of $8,000,000 in any calendar year, pro-rated for the remaining portion of the calendar year in which this Agreement is entered into. Each of the Company and each Investor agree that the Liquidated Damages provided for in this Section 3.1(d) constitute a reasonable estimate of the damages that may be incurred by the Investor by reason of a Registration Default and that such Liquidated Damages are the only monetary damages available to the Stockholder in the event of a Registration Default. Notwithstanding anything to the contrary set forth in this Section 3.1, no event shall be considered a Registration Default hereunder if such event or the primary cause thereof (i) was consented to in writing by the Stockholder or Investors holding in excess of 50% of the then-outstanding Registrable Securities (determined based on the Registrable Securities Purchase Price applicable to the then-outstanding Registrable Securities), or (ii) results (and shall not be considered a Registration Default for as long as it continues to result) primarily from (x) any breach or delay in performance by any Investor of any of its obligations set forth in this Agreement, (y) an Investor’s objection pursuant to Section 4.1(c) or (z) any delay caused or requested by any underwriter or underwriters in connection with an Underwritten Offering, including as a result of any holdback period contemplated by Section 4.6 hereof.

SECTION 3.2     Underwritten Offerings; Demand Registration. Subject to Section 3.3 (including any Blackout Period imposed in accordance therewith) and 4.6 (including any Holdback Period imposed in accordance therewith, whether such period is pursuant to the agreement set forth in Section 4.6 or a separate agreement with the underwriters of any Company Offering or Underwritten Offering), the Stockholder or, if the Stockholder has assigned its rights under this Section 3.2 in accordance with the terms of this Agreement, Investors holding more than 50% of the Registrable Securities at such time (determined based on the Registrable Securities Purchase Price applicable to the then-outstanding Registrable Securities)) may deliver a notice to the Company stating that it wishes to effect an underwritten offering of all or part of its Registrable Securities (an “Underwritten Offering”) and stating the number of the Registrable Securities to be included in the Underwritten Offering (a “Demand Notice”). The Company shall, promptly after its receipt of a Demand Notice, give all other Investors written notice of such request. Each such Investor may, by delivery of written notice to the Company within twenty (20) days after the Company’s delivery of notice to such Investor (the “Response Period”), request that all or any portion of such Investor’s Registrable Securities be included in such Underwritten Offering. Notwithstanding the foregoing, the Stockholder and the other Investors, collectively, shall be entitled to deliver to the Company no more than three (3) Demand Notices in the aggregate (the “Demand Limitation”); provided that no Demand Notice shall be counted against the Demand Limitation unless and until the Registration Statement filed pursuant to such Demand Notice is declared effective and the Registrable Securities registered thereunder have been sold (other than any such Registrable Securities excluded from such Underwritten Offering as a result of a determination by the underwriter that marketing factors required a limitation on the number of shares to be underwritten in such offering (an “Underwriter Cutback”), except in the event that (i) the Stockholder or Investors holding of more than 50% of the Registrable Securities requested to be registered in such Underwritten Offering (determined based on the Registrable Securities Purchase Price applicable to such Registrable Securities) elect to abandon such offering or (ii) the Underwritten Offering is not consummated primarily as a result of the action, or failure to act, of one or more Investors holding Registrable Securities requested to be included therein. Notwithstanding the foregoing, if, in connection with an Underwritten Offering requested pursuant to the final Demand Notice permitted under the Demand Limitation set forth above, (i) the Stockholder Parties request that all of their remaining Registrable Securities be included in such Underwritten Offering, and (ii) solely as a result of an Underwriter Cutback, the Stockholder Parties are required to sell less than 75% of such Registrable Securities requested to be distributed in such Underwritten Offering, then the Stockholder Parties will be entitled, collectively, to request one additional Underwritten Offering with respect to all of their remaining Registrable Securities, in which all Investors will be entitled to participate as if in connection with, and pursuant to the procedures applicable to, the delivery of a Demand Notice; provided that, in connection with such additional Underwritten Offering, any Underwriter Cutbacks shall be applied first, pro rata, with respect to the Registrable Securities of Unaffiliated Assignees requested to be included therein, and thereafter, pro rata, with respect to the Registrable Securities of the Stockholder Parties requested to be included therein.

Upon expiration of such Response Period (or, if the Lock-Up Period has not then expired, upon expiration of the Lock-Up Period), and subject to Section 3.3 hereof, as soon as reasonably practicable and subject to such Underwriter Cutbacks as may be requested by the managing underwriter(s) of such Underwritten Offering:

(a)        if there is, at such time, an effective Shelf Registration in respect of the Registrable Securities, the Company shall promptly amend or supplement the Shelf Registration if and as may be necessary in order to enable such Registrable Securities to be distributed pursuant to an Underwritten Offering, but in any event no later than 30 days after the expiration of the Response Period, and shall use its reasonable best efforts to cause such amendment to become effective as soon as practicable after such filing, but in any event no later than 90 days after the expiration of the Response Period; or

(b)        if there is, at such time, no effective Shelf Registration in effect in respect of the Registrable Securities, the Company shall:

(i)        cause to be prepared and to file a Registration Statement as promptly as reasonably practicable after expiration of the Response Period, but in any event no later than 30 days thereafter;

(ii)        use reasonable best efforts to cause such Registration Statement to become effective as soon as practicable after filing, but in any event no later than 90 days after expiration of the Response Period;

(iii)       use reasonable best efforts to maintain in effect, supplement and amend, if necessary, the Registration Statement, as required by the instructions applicable to such registration form or by the Securities Act for the period required to consummate the Underwritten Offering;

(iv)       furnish, upon request, to the holders of the Registrable Securities to which the Registration Statement relates copies of any supplement or amendment to such Registration Statement prior to such supplement or amendment being used and/or filed with the SEC; and

(v)        pay all Registration Expenses in connection with the Registration Statement, whether or not it becomes effective, and whether all, some or none of the Registrable Securities to which it relates are sold pursuant to it.

The date that is thirty (30) days after the expiration of the Response Period shall be an “Additional Filing Date” for purposes of Section 3.1(d) hereunder, and the date that is ninety (90) days after the expiration of the Response Period shall be an “Additional Effective Date” for purposes of Section 3.1(d) hereunder.

SECTION 3.3     Suspension of Registration Rights. (a) Notwithstanding anything to the contrary herein, if the Company shall at any time furnish to the Stockholder a certificate signed by any of its authorized officers (a “Suspension Notice”) stating that:

(i)        the Company has pending or in process a material transaction, the disclosure of which would, in the good faith judgment of the Company Board, after consultation with its outside counsel, materially and adversely affect the Company; or

(ii)        the Company Board has made the good faith determination (after consultation with counsel and including, without limitation, recurring earnings blackout periods established by the Company Board or a designated committee thereof (“Scheduled Earnings Blackouts”)) (i) that use or continued use of any proposed or effective Registration Statement for purposes of effecting offers or sales of Registrable Securities pursuant thereto would require, under the Securities Act, premature disclosure in such Registration Statement (or the prospectus relating thereto) of material, non-public information (without disclosing the specific material, non-public information, unless the Stockholder specifically requests in writing to receive such material, non-public information), (ii) that such premature disclosure would not be in the best interest of the Company and (iii) that it is therefore essential to defer the filing or to suspend the use of such Registration Statement (and the prospectus relating thereto) for purposes of effecting offers or sales of Registrable Securities pursuant thereto, then the right of the Investors to require the Company to file any Registration Statement or, after the filing thereof, use any Registration Statement (and the prospectus relating thereto) for purposes of effecting offers or sales of Registrable Securities pursuant thereto shall be suspended for a period (a “Black Out Period”) of not more than (i) with respect to any Company Affiliate, 180 days in any 360 consecutive-day period (and no more than 45 consecutive days in any 360 consecutive day period except, in the case of a Suspension Notice delivered, or a Scheduled Earnings Blackout designated, in respect of the Company’s year-end earnings reports, no more than 65 consecutive days after delivery of such Suspension Notice or start of such Scheduled Earnings Black Out), (ii) with respect to any Company Non-Affiliate, 90 days in any 360 consecutive-day period (and no more than 45 consecutive days in any 360 consecutive day period except, in the case of a Suspension Notice delivered, or Scheduled Earnings Blackout designated, in respect of the Company’s year-end earnings reports, no more than 65 consecutive days after delivery of such Suspension Notice or start of such Scheduled Earnings Black Out). For avoidance of doubt, with respect to any Registrable Security, no Registration Default shall be applicable to such Registrable Security during any Black Out Period permitted to be imposed on the holder of such Registrable Security pursuant to this Section 3.3. Notwithstanding anything to the contrary in this Section 3.3(a), the Company shall not impose any Black Out

Period, including any Scheduled Earnings Black Out, in a manner that is more restrictive (including, without limitation, as to duration) than the comparable restrictions the Company may impose on Transfers of the Company’s Equity Securities by its directors and senior executive officers.

(b)        During any Black Out Period, no Investor shall offer or sell any Registrable Securities pursuant to or in reliance upon any Registration Statement (or the prospectus relating thereto) filed by the Company. Notwithstanding the foregoing, if the public announcement of such material, nonpublic information is made during a Black Out Period, then the Black Out Period shall terminate without any further action of the parties and the Company shall immediately notify the Investors of such termination. Except in connection with any notice required to be provided hereunder or in connection with any reasonable response to unsolicited written or oral requests from a Stockholder Party or its representatives and affiliates for information, the Company shall use its reasonable best efforts to refrain from providing any Stockholder Party with any material, non-public information without such Stockholder Party’s prior written consent.

SECTION 3.4     Incidental Registration Rights. If the Company at any time proposes to offer Covered Securities in a registered Company Offering for its own account, each such time it will promptly give written notice to the Investors of its intention so to do. Upon the written request of any Investor, received by the Company within thirty (30) days after delivery of any such notice by the Company, requesting to register any or all of its Registrable Securities, the Company will use its reasonable best efforts to cause such Registrable Securities to be included in the securities to be covered by the Registration Statement proposed to be filed in connection with the registered Company Offering to the extent required to permit the sale or other disposition by such Investor of such Registrable Securities. If such registered Company Offering involves an underwriting, the Company shall so advise the Investors as a part of the written notice given pursuant to this Section 3.4. In such event, the right of any Investor to registration pursuant to this Section 3.4 shall be conditioned upon such Investor’s participation in such underwriting to the extent provided herein. If any Investor proposes to distribute any or all of its Registrable Securities through such underwritten Company Offering, it shall (together with the Company and any other Investors so participating) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 3.4, if there is an Underwriter Cutback, such limitation will be imposed first pro rata with respect to all securities whose holders have a contractual, incidental right to include such securities in the Registration Statement (including, without limitation, any Investors) and as to which inclusion has been requested pursuant to such right. The Company shall be obligated to include in such Registration Statement only such limited portion of Registrable Securities with respect to which any Investor has requested inclusion hereunder. Notwithstanding the foregoing provisions, the Company may withdraw any Registration Statement referred to in this Section 3.4 without thereby incurring any liability to any Investor. If any Investor disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter or in such other manner as may be required by any underwriting agreement to which the Investor becomes a party in connection with such underwriting. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration and the Company Offering, and the Registration Statement applicable to such registration shall not be available for use by such Investor in respect of such withdrawn Registrable Securities.

ARTICLE IV

REGISTRATION PROCEDURES

SECTION 4.1     Registration Procedures. (a) If and whenever the Company is required to effect or cause the registration of any Registrable Securities under the Securities Act under this Agreement:

(b)        The Company will use its reasonable best efforts to cause the Registration Statement applicable to such Registrable Securities to become effective and, subject to Section 3.3 hereof, the Company will prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus or prospectus supplement used in connection therewith as may be necessary (i) in the case of a Shelf Registration, to keep such Shelf Registration continuously effective and usable for resale of the Registrable Securities for a period from the date of its initial effectiveness until such time as there are no such Registrable Securities remaining (including by refiling the Shelf Registration (or a new Shelf Registration) if the initial Shelf Registration expires, (ii) in the case of any other Registration Statement, to keep such Registration Statement effective and usable for resale of all of the Registrable Securities intended to be sold pursuant thereto and (iii) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement. The Company shall use its reasonable best efforts to cause any amendment to any

Registration Statement to be declared effective by the SEC as soon as practicable following the filing thereof with the SEC. In the event that the Company is a well-known seasoned issuer (as defined under Rule 405 of the Act) at the time of the filing of the Shelf Registration with the SEC, such Shelf Registration shall be designated by the Company as an automatic Shelf Registration.

(c)        Not less than five (5) Business Days prior to the filing of each Registration Statement and not less than one (1) Business Day prior to the filing of any related prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall, upon request of any Investor (but not if such Investor does not so request) (i) furnish to such Investor drafts of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Investor, and (ii) cause its officers and directors, counsel and independent certified public accountants to respond, during normal business hours and upon reasonable notice, to such inquiries as shall be necessary, in the reasonable opinion of counsel to such Investor, to conduct a reasonable investigation within the meaning of the Securities Act. If such Investor reasonably and in good faith objects in writing and with specificity to any proposed disclosure in a draft Registration Statement or prospectus (no later than three (3) Business Days after the Stockholder has been furnished copies thereof) or any amendments or supplements thereto (no later than one (1) Business Day after the Stockholder has been furnished copies thereof) (i) regarding such Investor or (ii) on the basis that the disclosure, as proposed, contains one or more untrue statements of a material fact or omissions to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, in each case whether such disclosure is contained in the “selling stockholder” section thereof or otherwise, the Company shall not file such Registration Statement or such prospectus or amendments or supplements thereto until it has taken such steps as it deems reasonably appropriate to address the Investor’s concerns.

(d)        The Company will furnish to each Investor such number of copies of the applicable Registration Statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Investor may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by such Investor.

(e)        The Company shall use its reasonable best efforts to register and qualify the Registrable Securities under such other securities or “blue sky” laws of such jurisdictions within the United States as shall be reasonably requested by the Investors, to keep such registration or qualification in effect for so long as such Registrable Securities remain outstanding, and to take any other action which may be reasonably necessary to enable the Investors to consummate the disposition in such jurisdictions within the United States of the Registrable Securities; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(f)        After the filing of any Registration Statement, the Company will promptly notify the Investors of any stop order issued or threatened by the SEC and shall use its reasonable best efforts to prevent the entry of such stop order or to remove it if entered.

(g)        The Company shall use its reasonable best efforts to cause the Shares and the Common Stock issued upon exercise of the Warrants to be listed on the NYSE or such other securities exchange on which the Common Stock is then listed. The Company will comply in all material respects with the Company’s reporting, filing and other obligations under the NYSE Listed Company Manual or bylaws or other rules of the NYSE or comparable regulations of such other securities exchanges on which the Common Stock is then listed. The Company will not take any action which would be reasonably expected to result in the delisting or suspension of trading of the Common Stock, including the Shares and the Common Stock issued upon exercise of the Warrants, on the NYSE or a comparable national securities exchange.

(h)	The Company shall promptly notify the Investors:

(i)        of the existence of any fact of which the Company is aware or the occurrence of an event or the passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in a Registration Statement or related prospectus untrue in any material respect or that otherwise requires the preparation of a supplement or amendment thereto so that, as thereafter amended or supplemented, such Registration Statement or related prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they are made, not misleading and promptly make available to the Investors a reasonable number of copies of any such supplement or amendment; provided that any Suspension Notice (including, with respect to Scheduled Earnings Blackouts, any such Suspension Notice describing the Company’s Scheduled Earnings Blackout policy) shall satisfy the notice requirements hereunder;

(ii)        when any Registration Statement filed pursuant to this Agreement or any amendment thereto (other than through the incorporation by reference therein of any report, statement or other document required to be filed pursuant to the Exchange Act and the rules and regulations thereunder) has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;

(iii)       of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein; and

(iv)       of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose or the issuance of any stop order suspending the effectiveness of any registration statement.

(i)        The Company shall use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by any Investor.

(j)	In connection with an Underwritten Offering, the Company shall:

(i)        enter into such customary agreements, including a customary underwriting agreement, in each case in form and substance reasonably satisfactory to the Company, which may include indemnification provisions in favor of underwriters and other Persons in addition to, or in substitution for the provisions of Section 4.4 hereof, and take such other actions as the Stockholder Parties, the Investor Representative or the underwriters may reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(ii)        obtain one or more comfort letters, dated such date or dates as are customary for the Company in the context of an underwritten Company Offering, addressed to any underwriters of the Underwritten Offering, signed by the Company’s independent public accountants, in form and covering such matters of the type customarily covered by comfort letters delivered by the Company in connection with underwritten Company Offerings as the lead underwriters may reasonably request;

(iii)       make available for inspection by the Stockholder, by the Investor Representative, by any underwriter participating in any disposition to be effected pursuant to an Underwritten Offering and by any attorney, accountant or other agent retained by the Stockholder, the Investor Representative or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by the Stockholder, the Investor Representative or any such underwriter, attorney, accountant or agent in connection with such Underwritten Offering;

(iv)       if requested by the managing underwriter or agent or the Stockholder or the Investor Representative, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or agent or Investor Representative or the Stockholder reasonably requests to be included therein, including, with respect to the number of Registrable Securities being sold by the Investors to such underwriter or agent, the purchase price being paid therefor by such underwriter or agent and with respect to any other terms of the underwritten offering and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

(v)        use its reasonable best efforts to obtain for delivery to the underwriter or agent an opinion or opinions from counsel for the Company in customary form and in form, substance and scope reasonably satisfactory to such underwriters or agents and their counsel;

(vi)       use its commercially reasonable efforts (taking into account the interests of the Company) to make available the executive officers of the Company to participate with the Stockholder, the Investor Representative and any underwriters in any customary “road shows” or other selling efforts that may be reasonably requested by the Stockholder and the Investor Representative, on the one hand, or managing underwriters, on the other hand, in connection with an Underwritten Offering.

SECTION 4.2     Information Supplied. The Company may require any Investor to furnish the Company with, and such Investor shall promptly furnish, such information regarding the Investor and pertinent to the disclosure requirements reasonably relating to the registration and the distribution of the Registrable Securities as the Company may from time to time reasonably request in writing.

SECTION 4.3     Restrictions on Disposition. Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.1(h), such Investor will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Investor’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.1(h), and, if so directed by the Company, such Investor will deliver to the Company all copies, other than permanent file copies then in such Investor’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice; provided that, for the duration of any such suspension of the use of the Registration Statement that is not included as a Black Out Period, Liquidated Damages shall accrue and be payable pursuant to Section 3.1(d) hereof.

SECTION 4.4     Indemnification. (a) In the event of any registration of any Registrable Securities under the Securities Act pursuant to Articles III or IV of this Agreement, the Company shall, and it hereby does, indemnify and hold harmless, to the extent permitted by law, the seller of any Registrable Securities covered by such registration statement, each Affiliate of such seller and their respective directors, officers, employees and stockholders or members or general and limited partners (and any director, officer, Affiliate, employee, stockholder and controlling Person of any of the foregoing), each Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act (collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof (“Claims”) and expenses (including reasonable attorney’s fees and reasonable expenses of investigation) to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such Claims or expenses arise out of, relate to or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; provided, that the Company shall not be liable to any Indemnified Party in any such case to the extent that any such Claim or expense arises out of, relates to or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller specifically for use in the preparation thereof; and, provided, further, that the Company will not be liable in any such case to the extent, but only to the extent, that the foregoing indemnity with respect to any untrue statement contained in or omitted from a registration statement or the prospectus shall not inure to the benefit of any party (or any person controlling such party) who is obligated to deliver a prospectus in transactions in a security as to which a registration statement has been filed pursuant to the Securities Act and from whom the person asserting any such Damages purchased any of the Registrable Securities to the extent that it is finally judicially determined that such Damages resulted solely from the fact that such party sold Registrable Securities to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the registration statement or the prospectus, as amended or supplemented, and (x) the Company shall have previously and timely furnished sufficient copies of the registration statement or prospectus, as so amended or supplemented, to such party in accordance with this Agreement and (y) the registration statement or prospectus, as so amended or supplemented, would have corrected such untrue statement or omission of a material fact. The Company’s obligation to indemnify for Claims and expenses hereunder is irrespective of whether the Indemnified Party has itself paid such Claims or expenses.

(b)        As a condition to including any Registrable Securities in any registration statement filed in accordance with Sections 3.2 or 3.4 herein, the Company shall have received a customary agreement from the prospective seller of such Registrable Securities or any underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 4.4(a)) the Company and all other prospective sellers or any underwriter, as the case may be, with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such seller or underwriter specifically for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the prospective sellers, or any of their respective Affiliates, directors, officers or controlling Persons and shall survive the transfer of securities by any seller. In no event shall the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds received by such holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

(c)        Each indemnified party hereunder shall give prompt written notice to the indemnifying party of any Claim commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the indemnifying party shall not relieve such indemnifying party from any liability which it may have under the indemnity provided in this Section 4.4, unless and to the extent the indemnifying party shall have been actually and materially prejudiced by the failure of such indemnified party to so notify the indemnifying party. Such notice shall describe in reasonable detail such Claim. In case any Claim is brought against an indemnified party, the indemnified party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof. If the indemnifying party so elects within a reasonable time after receipt of notice, the indemnifying party may assume the defense of the Claim at the indemnifying party’s own expense with counsel chosen by the indemnifying party and approved by the indemnified party, which approval shall not be unreasonably withheld, and the indemnified party may participate in such defense at its own expense; provided, however, that the indemnifying party will not settle or compromise any Claim, or consent to the entry of any judgment with respect to any such pending or threatened Claim, without the written consent of the indemnified party unless such settlement, compromise or consent secures the unconditional release of the indemnified party from all liabilities arising out of such Claim; provided, further, that if the defendants in any such Claim include both the indemnified party and the indemnifying party and the indemnified party reasonably determines, based upon advice of legal counsel, that such Claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the indemnifying party and the indemnified party, then the indemnifying party shall not be entitled to assume the defense of the indemnified party and the indemnified party shall be entitled to separate counsel at the indemnifying party’s expense, which counsel shall be chosen by the indemnified party and approved by the indemnifying party, which approval shall not be unreasonably withheld; and provided, further, that it is understood that the indemnifying party shall not be liable for the fees, charges and disbursements of more than one separate firm for the indemnified parties. If the indemnifying party assumes the defense of any Claim, all indemnified parties shall thereafter deliver to the indemnifying party copies of all notices and documents (including court papers) received by such indemnified parties relating to the Claim, and each indemnified party shall cooperate in the defense or prosecution of such Claim. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably available to the Indemnified Party and that are reasonably relevant to such Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party is not entitled to assume the defense of such Claim as a result of the second proviso to the fourth sentence of this Section 4.4(c), the indemnifying party’s counsel shall be entitled to conduct the indemnifying party’s defense and counsel for the indemnified party shall be entitled to conduct the defense of the indemnified party, it being understood that both such counsel will cooperate with each other, to the extent feasible in light of the conflict of interest or different available legal defenses, to conduct the defense of such action or proceeding as efficiently as possible. If the indemnifying party is not so entitled to assume the defense of such action or does not assume the defense, after having received the notice referred to in the first sentence of this Section 4.4(c), the indemnifying party will pay the reasonable fees and expenses of counsel for the indemnified party; in that event, however, the indemnifying party will not be liable for any settlement of any Claim effected without the written consent of the indemnifying party, which may not be unreasonably withheld, delayed or conditioned. If the indemnifying party is entitled to assume, and assumes, the defense of an action or proceeding in accordance with this Section 4.4(c), the indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified party incurred thereafter in connection with that action or proceeding except as set forth in the proviso in the fourth sentence of this Section 4.4(c). Unless and until a final judgment is rendered that an indemnified party is not entitled to the costs of defense under the provisions of this Section 4.4(c), the indemnifying party shall reimburse, promptly as they are incurred, the indemnified party’s costs of defense. The indemnifying party’s obligation to indemnify the indemnified parties for Claims hereunder is irrespective of whether the indemnified party has itself made payments in respect of such Claims.

(d)        (i) If the indemnification provided for in this Section 4.4 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any Claim or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Claim or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such Claim or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 4.4(d) as a result of the Claim and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any action or proceeding.

(ii)        The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 4.4(d)(i). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)        Indemnification similar to that specified in this Section 4.4 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any law or with any governmental authority other than as required by the Securities Act.

(f)        The obligations of the parties under this Section 4.4 shall be in addition to any liability which any party may otherwise have to any other party.

SECTION 4.5     Required Reports. So long as there are Registrable Securities, the Company shall not terminate its status as an issuer required to file reports under the Exchange Act (even if the Exchange Act or the rules and regulations thereunder would permit such termination) and the Company agrees that it will use reasonable best efforts to timely file the reports required to be filed by it under the Securities Act and the Exchange Act and it will take such further action as any Investor may reasonably request, all to the extent required from time to time to enable such Investor to sell shares of Registrable Securities pursuant to this Agreement, including without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Investor, the Company will deliver to such Investor a written statement as to whether it has complied with such requirements.

SECTION 4.6     Holdback Agreement. If any Company Offering or any sale of securities in connection with a registration under Article III hereof shall be in connection with an underwritten public offering, each of the Company and each Investor agree and, if so requested by any underwriter in connection with such offering or sale, shall enter into a customary agreement with such underwriter agreeing, not to effect any sale or distribution, including, in the case of Investors, any sale pursuant to Rule 144 under the Securities Act, of any such securities of the Company, or options or other rights convertible into, or exchangeable or exercisable for, such securities (other than as part of such underwritten public offering), within seven (7) days before, or ninety (90) days (or such lesser period as the managing underwriters may permit) after, the effective date of any such Company Offering or registration pursuant to Article III or the closing of any sale of securities in connection with a registration under Section 3.2 (except as part of any such registration or sale) (such period, a “Holdback Period”); provided, that, notwithstanding the foregoing, with respect to any Company Offering, the Investors shall have no obligation under this Section 4.6, and shall not be required to enter into any agreement with an underwriter pursuant to this Section 4.6, in each case that is more restrictive than the obligations imposed on and agreements required to be entered into by the directors and senior executive officers of the Company in connection with such Company Offering and/or in each case that would restrict or prohibit a Sell-Down.

SECTION 4.7     No Inconsistent Agreement. The Company represents and warrants that it will not enter into, or cause or permit any of its Subsidiaries to enter into, any agreement which conflicts with or limits or prohibits the exercise of the rights granted to the holders of Registrable Securities in this Agreement.

ARTICLE V

PREEMPTIVE RIGHTS; SHARE REPURCHASES

SECTION 5.1     Company Sale of Covered Securities. If the Company offers to sell Covered Securities in a public or private offering of Covered Securities solely for cash (a “Qualified Offering”), the Stockholder Parties shall be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such Covered Securities are offered, in the aggregate up to the amount of Covered Securities required to enable it to maintain its then-current Percentage Interest, but solely to the extent that (i) any such issuance of shares of Covered Securities would not result in the issuance of Covered Securities that would require a vote of the stockholders of the Company pursuant to the rules of the NYSE and (ii) the Company Board determines in its good faith discretion that the acquisition of such Covered Shares by the Stockholder will not jeopardize or endanger the availability to the Company of its net operating loss carryforwards to be used to offset its taxable income in such year or future years, and the basis for such determination shall be provided to the Stockholder in writing; provided, however, that this Section 5.1 shall not apply to any Qualified Offering the gross proceeds of which, together with the aggregate gross proceeds of any other Qualified Offering of Covered Securities after the date hereof, do not exceed $1,000,000. For the avoidance of doubt, to the extent that the Stockholder Parties’ acquisition of Covered Securities required to enable the Stockholder Parties to maintain their then-current Percentage Interest would result in an event described in clause (i) or (ii) of the preceding sentence, the Stockholder Parties may nonetheless acquire up to the maximum amount that would not result in the occurrence of such event. In addition prior to the date of this Agreement, the Company and the Company Board will have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti takeover provision under the Company’s certificate of incorporation (or similar charter documents) or other agreements or the laws of its state of incorporation (including, without limitation, Section 203 of the Delaware General Corporation Law) that is or could become applicable to Stockholder as a result of the Stockholder exercising its rights under this Section 5.1 to acquire Covered Securities as set forth herein; provided that the Company and the Company Board shall not be required to take any such action in respect of the Company’s Section 382 Rights Agreement, dated as of January 20, 2009, between the Company and American Stock Transfer & Trust Company, LLC (the “382 Rights Agreement”) (which will not be applicable to the extent clause (ii) above does not apply).

SECTION 5.2     Notice. Prior to making any Qualified Offering of Covered Securities, the Company shall give the Stockholder written notice of its intention (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed in respect of such), describing, to the extent then known, the anticipated amount of securities, price (or, in the case of a registered public offering, an estimated range of prices) and other material terms upon which the Company proposes to offer the same. The Stockholder shall have ten (10) days from the provision of such notice to notify the Company in writing that it intends to exercise such preemptive purchase rights and as to the amount of Covered Securities the Stockholder desires to purchase, up to the maximum amount calculated pursuant to Section 5.1 (the “Designated Securities”). Such notice shall constitute a non-binding indication of interest of the Stockholder to purchase the amount of Designated Securities so specified (or a proportionately lesser amount if the amount of Covered Securities to be offered in such Qualified Offering is subsequently reduced) at the price (or range of prices) and other terms set forth in the Company’s notice to it. The failure to respond during such ten (10) day period shall constitute a waiver of preemptive rights in respect of such offering. Any notice provided by the Company pursuant to this Section 5.2, and any information provided to the Stockholder otherwise in connection with such Qualified Offering, shall be subject to the terms of the Confidentiality Agreement applicable to “Evaluation Material” thereunder until the 90th day following the consummation of any such Qualified Offering of Covered Securities, regardless of any termination thereof. If the sale of Covered Securities contemplated by the Qualified Offering described in such notice delivered to the Stockholder (i) is not subject to a binding agreement between the Company and the purchasers of such Covered Securities, (ii) is not otherwise consummated within thirty (30) days of delivery of such notice to the Stockholder, or (iii) if the terms of such binding agreement in respect of the Qualified Offering are materially amended, or if the terms relating to price are amended whatsoever, then such Qualified Offering shall again be subject to the requirements of this Article V.

SECTION 5.3     Purchase Mechanism. (a) If the Stockholder exercises its preemptive purchase rights provided in this Article V with respect to a Qualified Offering that is an underwritten public offering or a private offering made to qualified institutional buyers (as such term is defined in Rule 144A under the Act) for resale pursuant to Rule 144A under the Act, the Company shall offer the Stockholder, if such underwritten public offering or Rule l44A offering is consummated, the Designated Securities (as adjusted downward or, at the Stockholder’s option, upward to reflect the actual size of such offering when priced) at the same price and on the same terms as the Covered Securities are offered to the initial purchasers in such offering and shall provide written notice of such price to the Stockholder as soon as practicable prior to such consummation.

(b)        If the Stockholder exercises its preemptive rights provided in this Article V with respect to a Qualified Offering that is not an underwritten public offering or Rule 144A offering (a “Private Placement”), the closing of the purchase of the Covered Securities with respect to which such right has been exercised shall be conditioned on the consummation of the Private Placement giving rise to such preemptive purchase rights and shall take place simultaneously with the closing of the Private Placement or on such other date as the Company and the Stockholder shall agree in writing; provided that the actual amount of Covered Securities to be sold to the Stockholder pursuant to its exercise of preemptive rights hereunder shall be reduced if the aggregate amount of Covered Securities sold in the Private Placement is reduced and, at the option of the Stockholder (to be exercised by delivery of written notice to the Company within five (5) Business Days of receipt of notice of such increase), shall be increased if such aggregate amount of Covered Securities sold in the Private Placement is increased. In connection with its purchase of Designated Securities, the Stockholder shall, if it continues to wish to exercise its preemptive rights with respect to such offering, execute an agreement containing representations, warranties and agreements of the Stockholder that are substantially similar in all material respects to the agreements executed by other purchasers in such Private Placement.

(c)        If, prior to consummation of Qualified Offering, the terms of the proposed issuance change with the result that the price is less than the minimum price or more than the maximum price set forth in the notice contemplated by Section 5.2 or the other principal terms are more favorable in any material respect to the prospective purchaser than those set forth in such notice, it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Article V separately complied with.

SECTION 5.4     Termination of Preemptive Rights. Anything to the contrary in this Article V notwithstanding, the preemptive right to purchase Covered Securities granted by this Article V shall terminate as of and not be available for any offering that commences at any time after the date on which the Stockholder Transfers any Shares, other than Transfers (i) to Affiliates of the Stockholder or (ii) pursuant to a Sell-Down.

SECTION 5.5     Notice of Share Repurchase, Redemption. Unless otherwise instructed in writing by the Stockholder, following the date hereof and until the earlier of (i) the fifth anniversary of the date hereof, (ii) such time as the Stockholder Parties’ Adjusted Ownership no longer exceeds 10% and (iii) such time as the Stockholder Parties no longer hold any indebtedness of the Company, the Company will not, directly or indirectly, redeem, purchase or otherwise acquire, any of its Voting Securities without providing the Stockholder at least 90 days prior written notice, which notice shall not be delivered prior to the date of public announcement of such proposed redemption or repurchase. Beginning on the date of delivery of such notice until the first to occur of (i) the date such share repurchase, redemption or acquisition is commenced or (ii) the date such Stockholder receives notice from the Company that it has abandoned the repurchase, redemption or acquisition disclosed in such notice, the Stockholder Parties shall be permitted to Transfer Equity Securities of the Company without regard to the Lock-Up Period and shall have no obligation pursuant to Section 4.6 hereof, in each case to the extent reasonably required to ensure that no Stockholder Party, or a direct or indirect owner of such Stockholder Party (that is a non-U.S. person) is deemed to be a 10% or more owner of the Company for purposes of the portfolio interest exemption from withholding as set forth in Sections 871 and 881 of the Internal Revenue Code of 1986, as amended (a “Sell-Down”). Notwithstanding the foregoing, the Company shall not, directly or indirectly, redeem, purchase or otherwise acquire any of its Voting Securities prior to the date which is 90 days following the closing of the Public Offering.

ARTICLE VI

STANDSTILL

SECTION 6.1     No Acquisition. Prior to the first anniversary of the date of this Agreement, each of the Investors shall not, and shall cause each of their respective controlled Affiliates not to, directly or indirectly, acquire, or agree to acquire, by purchase or otherwise, beneficial ownership of any Capital Stock of the Company (except pursuant to the Purchase Agreement, the provisions of Article V of this Agreement, the exchange of rights issued pursuant to the 382 Rights Agreement, the exercise of the Warrants, or the conversion of any convertible indebtedness acquired in connection with the Company Refinancing or by way of any stock split, dividend, spin-off, combination, reclassification or recapitalization of the Company and its Common Stock) to the extent such acquisition would result in such Investor and its controlled Affiliates beneficially owning in excess of 19.9% of the Voting Securities of the Company; provided that, for purposes of this Section 6.1, “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 of the Exchange Act without regard to the proviso included in the definition of “beneficial ownership” set forth in Section 1.1 hereof. For the avoidance of doubt, this prohibition shall not apply to acquisitions of (i) the Company’s convertible Indebtedness (or the conversion of such convertible Indebtedness into Capital Stock of the Company) issued in connection with the Company Refinancing, (ii) the Warrants (or the receipt of the Common Stock of the Company upon exercise of the Warrants), (iii) in connection with any exchange of rights under the 382 Rights Agreement; (iv) purchases of Covered Securities in a Qualified Offering pursuant to and subject to the limitations set forth in Article V hereof and (v) purchases of Common Stock on the market if, and to the extent, required to maintain such Investor’s Ownership Percentage after giving effect to any preemptive rights available to such Investor pursuant to Article V. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed as an exemption of any Investor from the provisions of the 382 Rights Agreement, or a waiver of the applicability thereof, absent (and solely to the extent of) an express determination of exemption or inapplicability by the Company Board in accordance with the terms of the 382 Rights Agreement.

SECTION 6.2     Other Restrictions. Each of the Investors shall not, and will cause its controlled Affiliates not to, directly or indirectly, alone or in concert with others, unless specifically requested in writing by the Chief Executive Officer of the Company or by a resolution of the Company Board, take any of the actions set forth below (or take any action that would require the Company to make an announcement regarding any of the following:

(a)        effect, seek, offer, engage in, propose (whether publicly or otherwise) or cause or participate in, or assist any other Person to effect, seek, engage in, offer, cause, propose (whether publicly or otherwise) or participate in:

(i)           any acquisition of beneficial ownership of Voting Securities of the Company which would result in a breach of Section 6.1 of this Agreement;

(ii)          any tender or exchange offer, merger, consolidation, share exchange, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company or any material portion of its business or any purchase of all or any substantial part of the assets of the Company or any material portion of its business; provided that, if such transaction is being conducted by a third-party unaffiliated with such Investor, the foregoing shall not prevent such Investor from tendering, exchanging, exercising voting rights in respect of, or otherwise exercising rights in respect of and opting to receive the benefit of such transactions in the same manner as offered to other holders of the Company’s Common Stock not participating in the “group” (as such term is used in Section 13(d)(3) of the Exchange Act) conducting such transaction; or

(iii)         any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC, but without regard to the exclusion set forth in Section 14a-1(l)(2)(iv) from the definition of “solicitation”) with respect to the Company or any of its Affiliates or any action resulting in the Stockholder, or any of its controlled Affiliates, or such other Person becoming a “participant” in any “election contest” (as such terms are used in the proxy rules of the SEC) with respect to the Company or any of its Subsidiaries.

(b)        propose any matter for submission to a vote of stockholders of the Company or any of its Affiliates;

(c)        seek election to, seek to place a representative on, or seek the removal of, any director of the Company or any of its Affiliates;

(d)        except as contemplated by this Agreement and except for proxies granted to Affiliates of the Stockholder (and their respective employees, attorneys and agents (other than Persons who are attorneys and agents solely as a result of the granting of such proxy), grant any proxy with respect to any Capital Stock of the Company;

(e)        form, join or participate in a “group” (as such term is used in Section 13(d)(3) of the Exchange Act) with respect to any Capital Stock of the Company, or deposit any Capital Stock of the Company in a voting trust or, except as contemplated by this Agreement, subject any Capital Stock of the Company to any arrangement or agreement with respect to the voting of such Capital Stock or other agreement having similar effect;

(f)        take any other actions to seek to affect the control of the Company Board or the management of the Company or any of its Affiliates, including publicly suggesting or announcing its willingness to engage in or have another Person engage in a transaction that could reasonably be expected to result in a business combination or to increase the percentage of Capital Stock owned by the Investor; provided that from and after the first anniversary of this Agreement, each Investor and its Affiliates shall not be prohibited by this clause (g) from acquiring Capital Stock of the Company;

(g)        enter into any discussions, negotiations, arrangements or understandings with any Persons with respect to any of the foregoing, or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing; or

(h)        disclose to any Person (other than an Affiliate) or otherwise induce, encourage, discuss or facilitate, any intention, plan or arrangement inconsistent with the foregoing or with the restrictions on transfer set forth in Article II or form any such intention which would result in the Company or any of its Affiliates or any Investor or any of its Affiliates being required to make any such disclosure in any filing with a Governmental Authority or being required to make a public announcement with respect thereto;

provided, however, that notwithstanding the foregoing restrictions, each Investor shall be entitled to make any disclosure required by securities or similar disclosure laws, as advised in writing by outside counsel reasonably familiar with such matters; provided, further that the Stockholder shall not be prohibited from requesting that the Company Board consider nominating a designee of the Stockholder for election to the Company Board and, if so elected, from assisting such designee in the conduct of such designee’s office and the fulfillment of such designee’s fiduciary duties in such office. Subject to Section 7.1, nothing in this Agreement, including this Section 6.2, will prohibit, limit, condition or delay each Investor’s ability (i) to vote (including by proxy) or consent with respect to any matter properly brought before stockholders of the Company for a vote or consent, or (ii) to tender or exchange its shares); provided, further, that the Stockholder shall not be required to take any such action as a result of the request of the Company or a resolution of the Company Board, but, if so requested, prior to receipt of written notice from the Company to the contrary, the Stockholder may continue to take such actions that are reasonably related to the matters addressed in, reasonably in furtherance of, and not in conflict with, such request or resolution and, if available, the publicly stated position of the Company with respect to the matters addressed therein.

SECTION 6.3     Termination of Standstill. The provisions of this Article VI (except for the last sentence of Section 6.1 hereof) shall terminate in respect of any individual Investor in the event (i) the Company Board approves a tender offer for 50% or more of the outstanding Capital Stock of the Company (provided that if such offer is withdrawn or expires without being consummated, this Article VI shall be reinstated),(ii) it is publicly disclosed that Capital Stock representing 33-1/3% or more of the voting power of the Company’s stockholders have been acquired by any Person (including any group of Persons acting in concert) other than such Investor and its Affiliates, (iii) of (a) the filing by the Company of a voluntary petition in bankruptcy; (b) the entry of an order of relief in any bankruptcy or insolvency proceeding in respect of the Company or the entry of an order that the Company is a bankrupt or insolvent; or (c) any involuntary proceeding seeking liquidation, reorganization or other relief against the Company under any bankruptcy, insolvency or other similar law now or hereafter in effect that has not been dismissed 60 days after the commencement thereof, (iv) of the public announcement of any merger, consolidation, share exchange, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction, in each case involving a change of control of the Company or substantially all of its business or any purchase of all or substantially all of the assets of the Company or substantially all of its business, in each case conducted by any Person (including any group of Persons acting in concert) other than such Investor and its Affiliates, (v) solely with respect to the Stockholder Parties, the Stockholder Parties’ aggregate Adjusted Ownership has not exceeded 9.9% for 120 consecutive days or (vi) of the first anniversary of the first date upon which the Warrants may be exercised in accordance with their terms.

ARTICLE VII

VOTING LIMITATION

SECTION 7.1     Limitation on Voting. At any meeting of the Company’s stockholders, however called, including any adjournment or postponement thereof, or in connection with any written consent of the Company’s stockholders, unless otherwise consented to by the Company Board:

(a)        each Investor shall, and shall cause its controlled Affiliates to, appear at each such meeting or otherwise cause all Capital Stock of the Company beneficially owned or owned of record by such Investor or its controlled Affiliates entitled to vote on any matter at such meeting to be duly counted as present thereat for purposes of calculating a quorum (to the extent such shares of Capital Stock may be so counted);

(b)        with respect to any proposals requiring approval by the affirmative vote of a percentage of the votes cast in respect of such proposal, in person or by proxy, at such meeting, each Investor shall, and shall cause its controlled Affiliates to, vote, or cause to be voted, collectively, that number of shares of its and their Capital Stock entitled to be voted in respect of such proposal representing no more than the Voting Threshold in respect of such proposal, and shall cause any remaining shares of its and their Capital Stock entitled to vote thereon to be properly withheld (but not cast as abstaining votes) from voting on such matter (such remaining shares, the “Withheld Shares”);

(c)        with respect to any proposals at any such meeting requiring approval by the affirmative vote of a percentage of the outstanding shares of Capital Stock or of aggregate voting power entitled to vote in respect of such proposal, in person or by proxy, at such meeting, or in respect of any written consent of the Company’s stockholders, or any proposal in respect of which the provisions of Section 7.1(b) cannot or do not apply, each Investor shall, and shall cause its controlled Affiliates to, vote, or cause to be voted, all shares of its and their Capital Stock entitled to be voted in respect of such proposal in excess of the Voting Threshold (such excess shares, the “Excess Shares”) in the same proportion as all other votes cast on such proposal (including any votes cast by such Investor and its controlled Affiliates other than Excess Shares).

SECTION 7.2     No Inconsistent Agreements. Each Investor hereby represents, warrants, covenants and agrees that, except for this Agreement, the neither such Investor nor any of its controlled Affiliates (a) have entered into, and none shall enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to such Investor’s or its controlled Affiliates’ Capital Stock of the Company and (b) have granted, and none shall grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to such Investor’s or its controlled Affiliates’ Capital Stock of the Company that is inconsistent with this Agreement.

SECTION 7.3     Termination of Voting Rights. The provisions of this Article VII shall terminate in respect of any individual Investor in the event (i) the Company Board approves a tender offer for 50% or more of the outstanding Capital Stock of the Company (provided that if such offer is withdrawn or expires without being consummated, this Article VII shall be reinstated), (ii) it is publicly disclosed that Capital Stock representing 33-1/3% or more of the voting power of the Company’s stockholders has been acquired by any Person (including any group of Persons acting in concert) other than such Investor and its Affiliates, (iii) of (a) the filing by the Company of a voluntary petition in bankruptcy; (b) the entry of an order of relief in any bankruptcy or insolvency proceeding in respect of the Company or the entry of an order that the Company is bankrupt or insolvent; or (c) any involuntary proceeding seeking liquidation, reorganization or other relief against the Company under any bankruptcy, insolvency or other similar law now or hereafter in effect that has not been dismissed 60 days after the commencement thereof, (iv) of the public announcement of any merger, consolidation, share exchange, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction, in each case involving a change of control of the Company or substantially all of its business or any purchase of all or substantially all of the assets of the Company or substantially all of its business, in each case conducted by any Person (including any group of Persons acting in concert) other than such Investor and its Affiliates, or (v) solely with respect to the Stockholder Parties, upon the date that the Stockholder Parties’ aggregate Adjusted Ownership has not exceeded 9.9% for 120 consecutive days.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1     Governing Law; Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York (except to the extent that mandatory provisions of Delaware law are applicable). The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such New York state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.5 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.      EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.2     Attorney’s Fees. In the event of any action of any kind between the parties hereto with respect to this Agreement, the prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and related costs, expenses and disbursements incurred in connection with such action.

SECTION 8.3     Termination. The provisions of Article III and Article IV of this Agreement shall terminate upon the earliest to occur of (a) the date when no Registrable Securities remain outstanding, (b) June 30, 2017 and (c), solely with respect to any individual Investor, when such Investor no longer holds any Registrable Securities or Warrants.     The remaining provisions of this agreement shall terminate in accordance with their terms, or, if no such termination is provided for hereunder, shall survive until terminated by written agreement of each of the parties hereto. Nothing herein shall relieve any party from any liability for the breach of any provisions set forth in this Agreement.

SECTION 8.4     Entire Agreement; Amendments. This Agreement and the Transaction Agreements constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

SECTION 8.5     Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Stockholder to it at:

Paulson & Co. Inc.

1251 Avenue of the Americas, 50th Floor

New York, New York 10020

Attn: Mr. Michael Waldorf

Telephone: (212) 956-2221

Fax: (212) 351-5886

with a copy to (which copy alone shall not constitute notice):

Kleinberg, Kaplan, Wolff & Cohen, P.C.

551 Fifth Avenue, 18th Floor

New York, New York 10176

Attn:	Stephen M. Schultz, Esq.

Telephone: (212) 986-6000

Fax: (212) 986-8866

If to the Company:

Conseco, Inc.

11825 North Pennsylvania Street

Carmel, Indiana 46032

Attn: General Counsel

Telephone: (317) 817-2889

Fax: (317) 817-2826

with a copy to (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Gary I. Horowitz, Esq.

Telephone: (212) 455-2000

Fax: (212) 455-2502

SECTION 8.6     Specific Performance. The Company and the Stockholder acknowledge and agree that irreparable damage to the other party would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction, injunctions or other equitable relief, without the necessity of posting a bond, to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties may be entitled by law or equity.

SECTION 8.7     Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 8.8     No Third Party Beneficiaries. Other than as set forth in Section 4.4, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 8.9     Successors, Assigns; Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns and transferees. Except as expressly provided herein, this Agreement may not be assigned by any party hereunder except by operation of law or with the prior written consent of the Company, in the case of any assignment by an Investor, or of the Stockholder, in the case of the Company, except that an Investor hereunder may assign the rights to cause the Company to register any Registrable Securities that such Investor Transfers to a transferee pursuant to and in accordance with this Agreement (but, for so long as such Investor holds Equity Securities of the Company, no such Transfer or assignment shall relieve such Investor of its obligations hereunder), if such transferee (a) (i) acquires at least 10% of the Registrable Securities (other than convertible Indebtedness issued in connection with the Company Refinancing) pursuant to such transfer and (ii) as a result of such acquisition, beneficially owns at least 10% of the Common Stock of the Company (excluding convertible Indebtedness issued in connection with the Company Refinancing) or (b) is an Affiliate of the Stockholder (a transferee described in clause (a), an “Unaffiliated Assignee”, a transferee described in clause (b), an “Affiliated Assignee”, and collectively, the “Permitted

Assignees”), in each case subject to the succeeding sentence. Any purported Permitted Assignee shall agree to be bound by and subject to the obligations attributable to an Investor and of a holder of Registrable Securities found in Articles I, II, III, IV, VI, VII and VIII of this Agreement but excluding any rights and obligations attributable solely to the Stockholder or, in the case of an Unaffiliated Assignee, to an Affiliated Assignee) and, solely with respect to purported Permitted Assignees that are Affiliates of the Stockholder, Article V hereof, and as a condition to such transferee’s receipt of such shares and such rights, such transferee, if not already bound in writing by such provisions hereof, shall execute an agreement in form and substance reasonably satisfactory to the Company, agreeing to be bound by such provisions hereof. For avoidance of doubt, however, no such transfer and assignment shall (i) act to duplicate any limited rights to which the Stockholder is otherwise entitled hereunder, including, without limitation, the right to deliver no more than three Demand Notices pursuant to Section 3.2 hereunder or (ii) act to assign or transfer any of the rights and obligations set forth in Article V hereof except in respect of a transfer and assignment to a Permitted Assignee who is also an Affiliate of the Stockholder.

SECTION 8.10   Expenses. Except as otherwise expressly provided herein, each of the Company and the Stockholder shall bear its own respective expenses incurred on its behalf with respect to this Agreement.

SECTION 8.11   Payment Obligations. Notwithstanding anything to the contrary herein, the Company will make any payment required to be made by it pursuant to the terms of this Agreement only to the extent not prohibited by any material agreement of the Company in effect on the date hereof, and any failure to make a payment otherwise so required hereunder shall not constitute a default or breach of the Company’s obligations hereunder to the extent so prohibited by any such material agreement.

SECTION 8.12   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

SECTION 8.13   Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party..

SECTION 8.14   Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed the INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

CONSECO, INC.
By:	/s/ Edward J. Bonach
	Name:	Edward J. Bonach
	Title:	Executive Vice President and Chief Financial Officer

PAULSON & CO. INC., on behalf of the several investment funds and accounts managed by it
By:	/s/ Michael Waldorf
	Name:	Michael Waldorf
	Title:	Managing Director